Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Long Term Incentive Plan of Cirrus Logic, Inc. (as amended and restated on July 26, 2024) of our reports dated May 24, 2024, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended March 30, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 8, 2024